Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces Positive Top-line Data from XIAFLEX® (CCH) Frozen Shoulder Syndrome Phase IIa Study

- Statistically Significant Improvements in Range of Motion Compared to Exercise-Only Arm and Dose Response Supports Progression into Placebo-controlled Studies -

-  Initiation of Next Phase Trials Expected in Second Half of 2013 -

Chesterbrook, PA (March 25, 2013) - Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced positive data for collagenase clostridium histolyticum or CCH which is being developed for the potential treatment, if approved by the U.S. Food and Drug Administration (“FDA”), of adult patients with adhesive capsulitis (“AC”), commonly known as Frozen Shoulder syndrome (“FSS”).  FSS is a common, prolonged, painful condition of the shoulder in which increased capsular collagen thickening and subsequent capsular contraction in the shoulder joint is thought to cause a loss of range of motion in the shoulder.  The condition is believed to affect approximately two to five percent of the general adult population and the full duration of the disease can last from approximately 1 year to up to 3.5 years.(1)   The majority of cases are currently managed conservatively with prolonged physical therapy and occasionally with steroid injections.   It is estimated that approximately 300,000 cases of FSS are diagnosed annually and approximately 10% are treated with an invasive intervention (surgery or manipulation under anesthesia) on an annual basis.(2)

“Positive top-line data from our phase IIa Frozen Shoulder Syndrome clinical trial represent another very encouraging development milestone for Auxilium as we advance a fourth potential indication of CCH, further diversifying our evolving pipeline,” explained Adrian Adams, Chief Executive Officer and President of Auxilium. “We believe Frozen Shoulder syndrome represents a condition with few optimal treatment strategies and no approved therapies.  Innovative approaches such as CCH may, if approved by the FDA, allow affected patients quicker relief from limits in range of motion and associated pain.”

The phase IIa study was an open-label, controlled dose-ranging study designed to assess the safety and efficacy of CCH for the treatment of Stage 2 unilateral idiopathic FSS in comparison to an exercise-only control group. The study involved 50 adult men and women at 11 sites throughout the U.S.  Four cohorts of 10 patients each received up to three ultrasound-guided extraarticular injections of varying doses of CCH (ranging from 0.29 mg to 0.58 mg in three different volumes; 0.5, 1.0, or 2.0 mL), separated by a minimum of 21 days.  All patients were instructed to perform home shoulder exercises. The fifth cohort of ten patients received no CCH injections and only performed home shoulder exercises. The study’s primary endpoint was the change (in degrees) from baseline to the day 92 follow-up in active forward flexion in the affected shoulder compared to the exercise-only cohort.  Safety assessments were made during all study visits and immunogenicity testing was performed at screening and day 92.

Both the 0.58mg(1mL) and 0.58mg(2mL) dosing arms showed positive, statistically significant improvement from baseline in forward flexion vs. the exercise-only group.  The 0.58mg(1mL) dosing arm also showed statistically significant improvement from baseline in shoulder abduction vs. the exercise-only group.  Positive trends with improvement in degrees were also seen in other active range of motion (“AROM”) assessments vs. the exercise-only group.  Twenty-nine study patients (72.5%) received three CCH injections with 5 subjects receiving two injections and 6 subjects receiving one injection only.

AROM Assessment Results from Phase IIa FSS Study

Patients were also assessed using the American Shoulder and Elbow Surgeons (“ASES”) Scale for function and pain.  Both the 0.58 mg(1mL) and 0.58 mg(2mL) cohort demonstrated statistically significant improvement in pain and function over baseline scores vs. the exercise-only group (p<0.05).

“We are very pleased with study results demonstrating a dose response with CCH, significant improvement in multiple range of motion measurements and a well-tolerated safety profile in this phase IIa study,” said Dr. James Tursi, Chief Medical Officer of Auxilium. “We look forward to advancing the clinical development of CCH in Frozen Shoulder syndrome and are currently assessing options to determine the safest and optimal path forward in development.”

Treatment-related adverse events with CCH were mostly localized bruising, injection site pain and swelling, hematoma, and musculoskeletal pain.  All such events resolved without intervention, and are consistent with XIAFLEX/CCH use in other approved and potential indications.  No subjects discontinued the study due to an adverse event.  A shoulder MRI was performed on all patients at screening and day 92.  Screening MRIs were performed to exclude the presence of other clinically significant conditions such as concomitant rotator cuff injury.  Day 92 MRI evaluations indicated there were no rotator cuff injuries.  There were no drug-related serious adverse events reported.

About Frozen Shoulder Syndrome

FSS, also known as adhesive capsulitis, is a common, prolonged, and painful disorder of diminished shoulder motion.  The full duration of the frozen stage of disease can last from 1 to 3.5 years with a mean of 30 months.  Increased capsular collagen thickening and subsequent capsular contraction in the glenohumeral joint is thought to cause restriction in both active and passive range of motion in the shoulder.(1)   As the condition progresses, pain can become more severe and is accompanied by stiffness and decreased range of motion. The stiffening may increase to the point where the natural arm swing that accompanies normal gait is lost.(4)   The most common treatments for FSS are long-term intensive physical therapy, corticosteroids, manipulation under anesthesia and/or arthroscopic release, but the long-term outcomes literature uses varying endpoints and each treatment has differing associated risks. Drugs are often used to manage associated pain, but none have been demonstrated to have an impact on FSS.

FSS is estimated to affect approximately two to five percent of the general adult population(1) and has an increased incidence among patients with diabetes,(3)  Dupuytren’s contracture, and thyroid disease. It tends to occur in a patient’s fourth to sixth decade of life.  The condition occurs slightly more often in women than in men, often presents bilaterally and commonly affects the contralateral side years after onset of symptoms in the first shoulder, but it does not typically affect the same shoulder twice.(1)

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum or CCH) is a biologic approved in the U.S., EU and Canada for the treatment of adult Dupuytren’s contracture patients with a palpable cord. XIAFLEX is a minimally invasive treatment for this condition and consists of a highly purified combination of subtypes of collagenase, derived from Clostridium histolyticum, in a specific proportion. Together, the collagenase sub-types work synergistically to break the bonds of the triple helix collagen structure more effectively than each collagenase alone. XIAFLEX is currently under review by the FDA for the treatment of Peyronie’s disease.  CCH is also in phase II of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).

About the Phase IIa Frozen Shoulder syndrome trial

The phase IIa study was an open-label, controlled dose-ranging study designed to assess the safety and efficacy of CCH for the treatment of FSS in comparison to an exercise-only control group.  The study involved 50 adult men and women at multiple sites throughout the U.S.

To qualify for the FSS study, patients must have had Stage 2 unilateral idiopathic adhesive capsulitis of the shoulder with restricted range of motion in the affected shoulder for at least three months, but not more than 12 months.  Restricted active range of motion (AROM) in the affected shoulder was defined as:

•                  Deficit of at least 60 degrees in total AROM

•                  Deficit of at least 30 degrees in AROM in at least one of the following planes:

•                  Forward flexion

•                  Abduction

•                  External rotation

•                  Internal rotation

compared with normal ROM of the contralateral shoulder.

Following screening and determination of study eligibility, subjects were assigned to four groups that varied in dosing (injection volume and concentration) or a fifth group receiving shoulder exercises only.  Patients were allowed to receive up to 3 extra-articular ultrasound-guided injections of varying doses of CCH (0.29 mg in 1 mL, 0.58 in 2mL, 0.58 in 1mL and 0.58  in 0.5/mL) separated by a minimum of 21 days and all patients were instructed to perform home shoulder exercises.

The study’s primary endpoint was the change (in degrees) from baseline to the day 92 follow-up in forward flexion (AROM 0-180 degrees) in the affected shoulder.  Additional study assessments included change (in degrees) in abduction (AROM 0-180 degrees), external rotation (AROM 0-90 degrees) and internal rotation (AROM 0-90 degrees), as well as passive range of motion assessments for each ROM assessment.

Patients were also assessed using the American Shoulder and Elbow Surgeons (“ASES”) American Shoulder and Elbow Surgeons Standardized Shoulder Assessment Form, for function and pain.(5)  Patient satisfaction with treatment and physician global assessment of improvement and compliance with home exercise data were collected.  Safety assessments were made during all study visits.  Immunogenicity testing was performed at screening and at Day 92.

About Auxilium

Auxilium is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences.  Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S.  GlaxoSmithKline LLC co- promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer Inc. has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia through April 24, 2013; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  The sBLA for XIAFLEX for the treatment of Peyronie’s disease was submitted to the FDA on November 6, 2012 and has been accepted for standard review with a PDUFA date of September 6, 2013.

Additionally, collagenase clostridium histolyticum (“CCH”) is in phase II of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase II of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium is also developing a high concentration testosterone gel product.  Auxilium also has rights to pursue additional indications for CCH.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements made with respect to Auxilium’s strategy, progress and timing of development programs and related trials, the efficacy of its product candidates, the commercial benefits available to it as a result of its agreements with third parties, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words.  No specific assurances can be given with respect to: the prevalence and causes of FSS; the effectiveness of CCH in treating FSS; the clinical development path of CCH for the potential treatment of FSS; or the potential for CCH to be approved by the FDA to treat FSS.  Although forward-looking statements are based on Auxilium’s current plans or assessments that are believed to be reasonable as of the date of this press release, they inherently involve certain risks and uncertainties. These forward-looking statements are subject to a number of risks and uncertainties, including those discussed under ‘‘Risk Factors’’ in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2013. While Auxilium may elect to update the forward-looking statements made in this news release in the future, Auxilium specifically disclaims any obligation to do so.  Auxilium’s SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.  There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher

Chief Financial Officer

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

###

References

(1)         Hsu JE, Anakwenze OA, Warrender WJ, Abboud JA. Current review of adhesive capsulitis. J Shoulder Elbow Surg. 2011 Mar;20(3):502-14.

(2)         SDI claims data

(3)         Pal B, Anderson J, Dick WC, Griffiths D. Limitation of joint mobility and shoulder capsulitis in insulin and non-insulin dependent diabetes mellitus.Br J Rheumatol. 1986;25:147-51.

(4)         Rizk TE, Pinals RS. Frozen shoulder. Semin Arthritis Rheum. 1982 May;11(4):440—452.

(5)         American Shoulder and Elbow Surgeons Standardized Shoulder Assessment Form, patient self-report section: Reliability, validity, and responsiveness.  J Shoulder Elbow Surg, November/December 2002 Lori A. Michener, PhD, PT, ATC,a Philip W. McClure, PhD, PT,b and Brian J. Sennett, MD,c Richmond, Va, and Glenside and Philadelphia, Pa